RULE 10B5-1 SALES PLAN

SALES PLAN

This Rule 10b-5-1 Sales Plan, dated June 13, 2011 (this “Sales Plan”) is made by and between UBS Securities, LLC (“Broker”), Deerfield Management Company, L.P., Series C, a Delaware limited partnership (the “Investment Manager”) and the following parties (each a “Stockholder” and together the “Stockholders”): Deerfield Private Design Fund, L.P., a Delaware limited partnership, Deerfield Private Design International, L.P. a British Virgin Islands limited partnership, Deerfield Special Situation Fund, L.P., a Delaware limited partnership, and Deerfield Special Situations Fund International Limited, a British Virgin Islands corporation.

RECITALS

This Sales Plan is designed to comply with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Investment Manager has been engaged as an investment manager by the Stockholders.

Stockholders and the Investment Manager are establishing this Sales Plan in order to permit the orderly disposition of a portion of Stockholders’ holdings of the common stock, par value $0.001 per share of Talon Therapeutics, Inc. (the “Issuer”) that Stockholders currently hold (the “Stock”).

The Stock is subject to a currently effective registration statement (Registration No. 333-173957) (the “Registration Statement”) that became effective on May 12, 2011.

ARTICLE I - DEFINITIONS

1.1	“Exchange Act” has the meaning set forth in the Recitals to this Agreement.

1.2
“Interested Party” any Stockholder, the Investment Manager and any general partner, officer, director, controlling shareholder, or employee of any Stockholder or the Investment Manager, and any other person whose relationship with a Stockholder, the Investment Manager or the Issuer gives such person access, directly or indirectly, to material information about the Issuer that is not generally available to the public.

1.3	“Plan Administrator” means any employee of Broker involved in the execution of this Sales Plan.

1.4	“Registration Statement” has the meaning set forth in the Recitals to this Agreement.

1.5
“Sales Period” means any time period beginning on the 14th day prior to the end of a fiscal quarter of Issuer and ending at the beginning of the second trading day following the Issuer’s public release of its earnings for such quarter.

1.6	“Sales Suspension” has the meaning set forth in Section 2.2.

1.7	“Securities Act” means the Securities Act of 1933, as amended.

1.8	“Stock Purchase Agreement” means a Securities Purchase Agreement, dated October 7, 2009, between the Issuer and certain purchasers of securities of the Issuer, including the Stockholders.

ARTICLE II - FUNDAMENTAL ELEMENTS OF SALES PLAN

2.1
As of the date hereof, none of the Stockholders or the Investment Manager is aware of any material nonpublic information concerning the Issuer or its securities.  Stockholders are entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2.2
Each Stockholder severally, and not jointly, represents and warrants that the Stock held by such Stockholder is owned free and clear by such Stockholder and, except for the provisions contained in Section 8.3(g) of the Stock Purchase Agreement with respect to the ability of the Issuer to suspend sales pursuant to the Registration Statement (a “Sales Suspension”), is not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition.

2.3
Each Stockholder severally, and not jointly, represents and warrants that such Stockholder has not entered into or altered, and during any Sales Period such Stockholder agrees not to enter into or alter, any corresponding or hedging transaction or position with respect to the securities covered by this Sales Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Stock).

2.4
Each Stockholder acknowledges and directs that the Broker will sell Stock only in accordance with the written instructions in Section 5 and Exhibit A.  Each Stockholder and the Investment Manager covenants that it will not suggest or otherwise attempt to exercise any influence over how, when and whether sales are made under the Sales Plan, and the Plan Administrator shall not solicit or take into account any such information or advice from any Interested Party or any other employee of Broker who regularly advises or handles transactions for any Interested Party outside the Sales Plan.

ARTICLE III - COMMUNICATIONS AND REQUIRED NOTIFICATIONS

3.1
While the Sales Plan is in effect, no Interested Party will communicate any information relating to the business, financial results, plans or market performance of the Issuer or any other material nonpublic information regarding the Issuer to the Plan Administrator.  All communication between any Interested Party and the Plan Administrator will be in writing (including electronic mail) while the Sales Plan is in effect.

3.2
Each Stockholder and the Investment Manager agrees to notify the Broker as soon as practicable if they become aware of any legal, contractual or regulatory restriction that is applicable to the Stockholders or their affiliates that would prohibit any sale pursuant to the Sales Plan (other than any such restriction relating to such Stockholder’s possession or alleged possession of material nonpublic information about the Issuer or its securities), including, without limitation:

3.2.1	any restriction related to an affiliate lock-up agreement required in connection with a securities offering by the Issuer;

3.2.2	sales that would give rise to a disgorgement obligation under Section 16(b) of the Exchange Act; and

3.2.3	transactions during a restricted period under Regulation M under the Exchange Act.

Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to a Stockholder and shall not in any way communicate any material nonpublic information about the Issuer or its securities to the Broker.  In addition, each Stockholder confirms that it has (a) notified the Issuer that it is entering into a Rule 10b-5-1 Plan with the Broker with respect to shares of the Issuer’s Common Stock and (b) obtained an agreement from the Issuer to notify the Broker at the same time that it notifies the Stockholders of a Sales Suspension.

ARTICLE IV - SECTIONS 13(D) AND 16 OF THE EXCHANGE ACT

4.1
Each Stockholder acknowledges that it is responsible for making all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in respect of each sale under the Sales Plan in a timely manner to the extent any such filings are applicable to such Stockholder.  Broker shall provide notice of each sale under the Sales Plan to the Investment Manager as soon as practicable, and in no event later than 12:00 p.m. (Eastern time) on the second business day following each such sale.  Notwithstanding Section 3.1, such notice should be conveyed by means of a telephone call or electronic mail message to the Investment Manager, which shall be followed by written notification to the Investment Manager sent via facsimile or overnight mail.  The date of notification, which shall be referenced in the Broker’s written notice, shall be the date that the Broker gave notice by means of a telephone call or electronic mail if the Investment Manager’s receipt of such notice was acknowledged in a similar manner, or if the foregoing acknowledgement was not so received, the date of delivery of written notice, confirmed by the facsimile transmission report or reputable overnight delivery service, as applicable.

4.2
Stockholder acknowledges and agrees that it will make all filings required under Sections 13(d), 13(G) and 16 of the Securities Exchange Act and, except for the obligation of Broker to provide notice of each sale under Section 4.1 of this Agreement, Broker shall have no responsibility therefor or for any liabilities associated therewith.

ARTICLE V - IMPLEMENTATION OF THE PLAN

5.1	Each Stockholder hereby appoints Broker to sell shares of Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, Broker hereby accepts such appointment.

5.2
Broker is authorized to begin selling Stock pursuant to this Sales Plan during any Sales Period beginning on or after the date hereof and shall cease selling Stock on the termination of the Sales Plan under Sections 6.1 or 6.3.

The period of time between the first date of authorized sale under the Sale Plan until the cessation of the Sales Plan (excluding any period of temporary suspension under Section 6.2) shall be known as the “Plan Term”.

5.3
During Sales Periods within the Plan Term, Broker shall sell Stock for the account of Stockholders in accordance with the Sales Plan set forth in Exhibit A, with the execution and timing of particular sales in accordance with the Sales Plan to remain in Broker’s sole discretion.  Broker shall sell the Stock under ordinary principles of best execution at the then-prevailing market price.

5.4
Stockholders agree to deliver the shares of Stock to be sold pursuant to this Sales Plan into an account at Broker in the name of and for the benefit of Stockholders (the “Plan Account”) prior to the commencement of sales under this Sales Plan.

5.5
Broker shall withdraw Stock from the Plan Account in order to effect sales of Stock under this Sales Plan.  Broker agrees to notify Stockholders promptly if at any time during the Plan Term the number of shares of Stock in the Plan Account is less than the minimum number of Plan Shares that can be sold in a bloc pursuant to the Sales Plan.

5.6	Broker shall in no event effect any sale under this Sales Plan if the Stock to be sold is not in the Plan Account.

5.7	Broker agrees to comply with all prospectus delivery obligations under the Securities Act in connection with all sales of Stock under this Sales Plan.

ARTICLE VI - SUSPENSION; TERMINATION; AMENDMENT

6.1
Except as otherwise provided in this Section 6.1, the Sales Plan may be terminated by the Investment Manager or the Stockholders at any time upon three days prior written notice sent to the Broker.  Any such termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.  The Investment Manager and each Stockholder agree that they will not terminate the Sales Plan at any time that they are aware of any nonpublic information about the Issuer and/or the Stock or at any time during a Sales Period.

6.2	Sales under the Sales Plan shall be suspended if:

6.2.1	Trading of the shares on the principal market on which the Stock is traded is suspended for any reason;

6.2.2	The Registration Statement terminates, expires, is suspended or otherwise expires or is unavailable for sales of the Stock;

6.2.3
Broker, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity that could, in Broker’s judgment, impact sales of the Stock has occurred;

6.2.4
Broker, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to any Stockholder or Interested Party (other than any such restriction relating to a Stockholder’s possession or alleged possession of material nonpublic information about the Issuer or the Stock except in connection with a tender offer by the Issuer under Rule 14e-3), such prohibited transactions to include, without limitation, sales that would give rise to a disgorgement obligation under Section 16(b) of the Exchange Act, and transactions during a restricted period under Regulation M under the Exchange Act; or

6.2.5	Broker has received notice from the any Stockholder or the Investment Manager of the occurrence of any event contemplated by Section 3.2 hereof.

Broker will resume sales in accordance with Section 5 on the next day specified in the Sales Plan after the condition causing the suspension of sales has been resolved to the satisfaction of Broker.

6.3	Broker shall cease selling Stock under the Sales Plan, and the Sales Plan shall terminate, upon the first to occur of:

6.3.1
the date on which the Issuer or any other person publicly announces a tender or exchange offer with respect to the Stock or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company unless: (i) all of the Stock is exchanged for readily-marketable equity securities of another issuer and (ii) any Stockholder is an Interested Party or deemed to be an affiliate with respect to such other issuer, in which case sales under the Sales Plan shall continue following such transactions on an appropriately adjusted basis, subject to any suspension required under Section 6.2 hereof; and

6.3.2	the date on which Broker receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by a Stockholder’s bankruptcy or insolvency.

ARTICLE VII - INDEMNIFICATION; LIMITATION OF LIABILITY

7.1
Each Stockholder, severally and not jointly, agrees to indemnify and hold harmless Broker and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to Broker’s actions taken or not taken in compliance with this Sales Plan in the absence of gross negligence or willful misconduct on the part of the Broker or arising out of or attributable to any breach by a Stockholder of this Sales Plan (including each Stockholder’s respective representations and warranties hereunder) or any violation by a Stockholder of applicable laws or regulations.  This indemnification shall survive termination of this Sales Plan.

7.2	Notwithstanding any other provision hereof, Broker shall not be liable to any Stockholder for:

7.2.1	special, indirect, punitive, exemplary or consequential damages of Stockholder, or incidental losses or damages of any kind incurred by Stockholder, or

7.2.2
any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

ARTICLE VIII - GENERAL

8.1
Proceeds from each sale of Stock under the Sales Plan will be delivered to each Stockholder on a normal three-day settlement basis less any commission, commission equivalent, mark-up or differential and other expenses of sale to be paid to Broker.

8.2
Stockholders and Broker acknowledge and agree that this Sales Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

8.3	This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supersedes any prior agreements or understandings with regard to the Sales Plan.

8.4	All notices to Broker under this Sales Plan shall be given by telephone at 203-719-8200, by facsimile or e-mail at Matthew.Mascera@ubs.com or by courier or certified mail to the address below:

UBS Securities, LLC
677 Washington, Boulevard
Stamford, CT 06901
Attn: Matthew Mascera

8.5
All notices to the Stockholders or the Investment Manager under this Sales Plan shall be given by telephone at (212) 551-1600, by facsimile or e-mail at (212) 599-3075 or by courier or certified mail to the address below:

Deerfield Management Company
780 Third Ave., 37th Floor
New York, NY 10017
Attn: Jeff Kaplan

8.6	This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8.7
If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Sales Plan will continue and remain in full force and effect.

8.8	This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of New York.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

STOCKHOLDERS:

Deerfield Private Design Fund, L.P.
By: Deerfield Capital, L.P., General Partner
By: J. E. Flynn Capital, LLC, General Partner

By: /s/ James E. Flynn
       James E. Flynn, President

Deerfield Private Design Fund International, L.P.
By: Deerfield Capital, L.P., General Partner
By: J. E. Flynn Capital, LLC, General Partner

By: /s/ James E. Flynn
       James E. Flynn, President

Deerfield Special Situation Fund, L.P.
By: Deerfield Capital, L.P., General Partner
By: J. E. Flynn Capital, LLC, General Partner

By: /s/ James E. Flynn
       James E. Flynn, President

Deerfield Special Situations Fund
International Limited

By: /s/ James E. Flynn
       James E. Flynn, Director

Deerfield Management Company, L.P. Series C
By: Flynn Management LLC, General Partner

By: /s/ James E. Flynn
       James E. Flynn, President

BROKER:
UBS Securities, LLC

By: /s/ Matthew Mascera
Name:  Matthew Mascera
Title: Executive Director

EXHIBIT A

Minimum share price of $0.99

Maximum volume depending upon share price, as follows:
Up to 15% of volume from $0.99 - $1.10 per share
Up to 20% of volume from $1.11 - $1.20 per share
Up to 25% of volume from $1.21 - $1.30 per share
Up to 30% of volume from $1.31 - $1.40 per share
Up to 35% of volume above $1.40 per share

All trades must allocated among Stockholders in proportion to their respective holdings of Stock included in the Sales Plan, as shown in the following table, unless Broker is otherwise advised by the Investment Manager

Stockholder	Number of Shares
Deerfield Private Design Fund, L.P.	822,676
Deerfield Private Design International, L.P.	1,325,293
Deerfield Special Situations Fund, L.P.	355,974
Deerfield Special Situations Fund International, Limited	640,841

All amounts to be adjusted for any stock splits or reverse splits

Broker has discretion on which days to participate within the Sales Period but will not exceed the volume limitations set forth in the above sales grid.